Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143042

PROSPECTUS SUPPLEMENT No. 5, DATED September 28, 2007

(To Prospectus Dated May 17, 2007)

CYPRESS SEMICONDUCTOR CORPORATION

$600,000,000

(aggregate principal amount)

1.00% Convertible Senior Notes due September 15, 2009

and the Common Stock Issuable upon Conversion of the Notes

This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

The table captioned “Selling Securityholders” commencing on page 60 of the Prospectus is hereby amended to reflect the following additions and changes:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold ($)		Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (%)(2)
Carlyle Multi-Strategy Master Fund, Ltd.	1,800,000	(3)	*	75,314	*
Credit Industrial Et Commercial	10,000,000		2	418,410	*
Credit Suisse Securities LLC, USA	0	(4)	*	0	*
JABCAP Multi Strategy Master Fund Limited	24,300,000		4	1,016,736	1
J-Invest Ltd.	5,700,000		1	238,494	*
Lehman Brothers Inc.	5,000,000		1	209,205	*
Marathon Global Convertible Master Fund, Ltd.	7,000,000		1	292,887	*

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of approximately 41.84 shares of our common stock for each $1,000 principal amount of notes, or $23.90, subject to adjustment under certain circumstances as described under “Description of the Notes — Conversion.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 154,373,285 shares of common stock outstanding as of August 1, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3)	This amount was incorrectly listed as $700,000 in our prospectus supplement, dated June 15, 2007.

(4)	This amount was previously reported as $16,838,000 in our prospectus supplement, dated July 13, 2007.